Exhibit 99.1

New York Community Bancorp, Inc. Reports 1Q 2011 Diluted GAAP EPS of $0.28, Diluted Cash EPS of 0.31(1), and Diluted Operating EPS of $0.27(2)

Board of Directors Declares $0.25 per Share Quarterly Cash Dividend

1Q 2011 Performance Highlights

  Solid Profitability Measures: GAAP earnings generated a 1.34% return on average tangible assets and a 17.01% return on average tangible stockholders' equity. (3)
  Margin Stability: At 3.58%, the margin was 17 basis points wider than the year-earlier measure and three basis points narrower than the margin in 4Q 2010.
  Strong Loan Production: Loans produced for investment totaled $1.9 billion in the current first quarter, exceeding the year-earlier volume by $1.1 billion and the trailing-quarter volume by $279.6 million.
  Total Delinquencies Decline: Non-performing assets and loans 30 to 89 days past due declined $106.0 million, or 13.2%, linked-quarter, to $697.6 million.
  Stable Asset Quality Measures: Non-performing non-covered assets represented 1.58% of total assets at quarter-end, comparable to the measure at the end of December; non-performing non-covered loans represented 2.19% of total loans, a three-month improvement of four basis points.
  Increased Capital Strength: Excluding accumulated other comprehensive loss, net of tax (“AOCL”), the ratio of adjusted tangible stockholders’ equity to adjusted tangible assets rose 66 basis points year-over-year and nine basis points linked-quarter, to 7.99% at March 31st. (3)
  Continued Efficiency: The GAAP efficiency ratio was 38.50% in 1Q 2011. (4)

Note: Please see the last page of this release for footnotes to the text.

WESTBURY, N.Y.--(BUSINESS WIRE)--April 19, 2011--New York Community Bancorp, Inc. (NYSE: NYB) (the “Company”) today reported GAAP earnings of $123.2 million, or $0.28 per diluted share, for the three months ended March 31, 2011, generating a return on average tangible assets of 1.34% and a return on average tangible stockholders' equity of 17.01%. (3)

The Company also reported first quarter 2011 operating earnings of $117.2 million, or $0.27 per diluted share, generating a 1.27% return on average tangible assets and a 16.21% return on average tangible stockholders' equity. (2)(3)

In addition, the Company reported cash earnings of $135.8 million, or $0.31 per diluted share, for the current first quarter. The Company’s first quarter 2011 cash earnings thus contributed $12.6 million, or 10.3%, more to tangible capital than its first quarter 2011 GAAP earnings alone. (1)(3)

Commenting on the Company's first quarter results, President and Chief Executive Officer Joseph R. Ficalora stated, “In the first quarter of 2011, we realized a substantial decline in total delinquencies, an increase in the production of loans for investment, and an increase in our tangible capital measures to the vicinity of 8%.

“Reflecting a $102.3 million linked-quarter decline in loans 30 to 89 days past due, and more modest declines in non-performing loans and assets, total delinquencies fell $106.0 million, or 13.2%, in the three months ended March 31st. During the same time, we originated $1.9 billion of loans for portfolio, including $1.1 billion of multi-family loans.

"During the quarter, the expectation of rising interest rates triggered a significant increase in refinancing activity in the multi-family arena, contributing to an overall increase in the balance of held-for-investment loans. Reflecting the increase in refinancing activity, prepayment penalty income added $19.6 million to our net interest income in the current first quarter, up from $15.2 million and $1.3 million, respectively, in the trailing and year-earlier three months.

“Another benefit of the increase in refinancing activity was a meaningful reduction in the expected weighted average lives of our multi-family and commercial real estate, or CRE, loan portfolios. At March 31st, the expected weighted average life of our multi-family loans was 3.2 years—an eleven-month reduction from the December 31st average. During this time, the expected weighted average life of our CRE loan portfolio declined to 3.5 years from four.

"The benefit of the increase in the balance of loans held for investment was nonetheless exceeded by the impact of a substantial decline in the balance of one-to-four family loans held for sale. Reflecting fewer willing and eligible borrowers, one-to-four family loans produced for sale fell $2.4 billion linked-quarter, impacting both the quarter-end and average balances of our total loan portfolio.

"The reduction in the balance of one-to-four family loans held for sale was largely due to a substantial decline in residential refinancing activity as mortgage interest rates rose throughout the quarter, and to the continuation of very weak home purchase activity across the United States.

“In addition to the decline in one-to-four family loans held for sale and the related decrease in mortgage banking income, our first quarter earnings reflect an increase in the loan loss provision in connection with the reappraisal of properties collateralizing certain large loan relationships.

"Nonetheless, we generated GAAP earnings of $123.2 million, or $0.28 per diluted share, in the quarter, generating a 1.34% return on average tangible assets and a 17.01% return on average tangible stockholders’ equity. (3)

"Furthermore, at March 31st, excluding AOCL, our tangible stockholders’ equity represented 7.99% of tangible assets--nine basis points higher than the December 31st measure and 66 basis points higher than the measure at March 31, 2010." (3)

Board of Directors Declares $0.25 per Share Dividend, Payable on May 17th

“In view of our continued capital growth and strength, which was supported by our first quarter earnings, the Board of Directors last night declared our 29th consecutive quarterly cash dividend of $0.25 per share. The dividend is payable on May 17, 2011 to shareholders of record at the close of business on May 6th,” Mr. Ficalora said.

Balance Sheet Summary at March 31, 2011

The Company recorded total assets of $41.0 billion at March 31, 2011, down $143.7 million from the balance recorded at December 31, 2010. Notwithstanding a $317.2 million increase in non-covered loans held for investment, the balance of loans, net, declined by $526.5 million, largely reflecting a $699.6 million decrease in the balance of loans held for sale. Liabilities declined $158.1 million from the year-end amount, to $35.5 billion, as a $389.1 million increase in total deposits tempered the impact of a $516.6 million reduction in borrowed funds. The net effect of the decline in total assets and total liabilities was a $14.4 million increase in stockholders' equity to $5.5 billion, representing 13.50% of total assets at March 31st.

Loans

Loans, net, totaled $28.5 billion at March 31, 2011, representing 69.5% of total assets at that date. Covered loans, net (i.e., loans acquired in the AmTrust Bank (“AmTrust”) and Desert Hills Bank (“Desert Hills”) acquisitions that are covered by FDIC loss sharing agreements) accounted for $4.1 billion, or 14.5%, of the March 31st total, reflecting a linked-quarter reduction of $156.8 million.

The remainder of the loan portfolio at March 31st consisted of non-covered loans held for investment and non-covered loans held for sale. At $24.0 billion, non-covered loans held for investment were up $317.2 million from the year-end 2010 balance, while non-covered loans held for sale declined to $507.5 million from $1.2 billion in the fourth quarter of 2010.

Non-Covered Loans Held for Sale

The portfolio of non-covered loans held for sale primarily consists of agency-conforming one-to-four family loans that were originated throughout the country for sale to government-sponsored enterprises (“GSEs”) by the Company's mortgage banking subsidiary, NYCB Mortgage Company, LLC.

One-to-four family loans originated for sale totaled $1.5 billion in the current first quarter, representing a linked-quarter reduction of $2.4 billion and a $176.8 million increase year-over-year. The linked-quarter reduction was primarily due to a decline in applications, as homeowners were discouraged by continued weakness in the U.S. housing market and increasing mortgage interest rates. As a result, rate-lock volume (a leading indicator of expected future near-term loan funding levels) declined to $1.6 billion in the current first quarter from $2.6 billion in the fourth quarter of 2010.

Non-Covered Loans Held for Investment

The held-for-investment portfolio consists primarily of multi-family loans secured by below-market rental apartment buildings in New York City and, to a lesser extent, CRE loans secured by commercial properties in New York City and Long Island, New York.

At $1.9 billion, loans originated for investment were up $279.6 million on a linked-quarter basis and $1.1 billion year-over-year. Multi-family loans represented $1.1 billion, or 59.0%, of the current first quarter total, representing a $112.1 million increase from the trailing-quarter volume and a $658.9 million increase from the volume produced in the first quarter of 2010.

CRE loan originations represented $513.7 million, or 27.5%, of loans produced in the current first quarter and were up $165.9 million on a linked-quarter basis and $382.4 million year-over-year.

At March 31, 2011, multi-family loans represented $16.9 billion, or 70.3%, of total non-covered loans held for investment, a $91.4 million increase from the balance recorded at December 31, 2010. Although the production of multi-family loans increased substantially over the quarter as refinancing activity increased, the benefit was largely offset by a rise in the volume of satisfied loans.

CRE loans represented $5.7 billion, or 23.7%, of total loans held for investment at the close of the current first quarter, signifying a $263.1 million increase from the balance recorded at December 31st.

At March 31, 2011, the average multi-family loan had a principal balance of $4.0 million and the average CRE loan had a principal balance of $3.2 million. The portfolios of multi-family and CRE loans had average loan-to-value ratios at origination of 59.25% and 53.41%, respectively, and expected weighted average lives of 3.2 years and 3.5 years, respectively, at quarter-end.

The remainder of the held-for-investment portfolio consists of acquisition, development, and construction ("ADC") loans, other loans (primarily commercial and industrial, or C&I, loans), and seasoned one-to-four family loans, most of which were acquired in acquisitions prior to 2009. At March 31, 2011, ADC loans represented $554.4 million, or 2.3%, of loans held for investment, a $14.8 million reduction from the balance at December 31st. Other loans also declined during this time, by $7.9 million, to $719.9 million, while the balance of one-to-four family loans held for investment fell $14.6 million to $155.8 million.

Pipeline

At the present time, the loan pipeline approximates $3.0 billion, including loans originated for investment of approximately $2.4 billion and loans originated for sale of approximately $560 million. Multi-family loans represent approximately $1.8 billion, or 74.5%, of the current pipeline of held-for-investment loans.

Asset Quality

The following discussion pertains only to the Company's portfolio of non-covered loans held for investment and non-covered other real estate owned ("OREO").

Reflecting a substantial decline in loans 30 to 89 days past due, and a more modest decline in non-performing non-covered assets, total delinquencies fell $106.0 million, or 13.2%, on a linked-quarter basis to $697.6 million at March 31st.

Non-covered loans 30 to 89 days past due declined $102.3 million during this time, to $48.7 million. Multi-family and CRE loans accounted for $18.5 million and $7.8 million, respectively, of the quarter-end total, reflecting reductions of $102.7 million and $383,000 from the respective balances at December 31st. Although past due ADC loans rose $9.7 million during this time to $14.9 million, past due one-to-four family and other loans declined by $3.1 million and $5.8 million, respectively, to $2.6 million and $4.9 million over the three-month period.

Non-performing non-covered loans declined to $616.8 million, or 2.19% of total loans, at the end of the first quarter from $624.4 million, or 2.23% of total loans, at December 31, 2010. Although non-performing multi-family loans rose $60.5 million on a linked-quarter basis, this increase was exceeded by a $55.5 million reduction in non-performing CRE loans, together with smaller reductions in non-performing ADC, one-to-four family, and other loans totaling $12.6 million.

Non-performing non-covered assets declined $3.6 million over the course of the quarter, to $648.9 million, representing 1.58% of total assets, consistent with the measure recorded at December 31, 2010. Although non-covered OREO rose $4.0 million during this time, this increase was exceeded by the reduction in non-performing non-covered loans.

While the aforementioned measures reflected improvements, net charge-offs rose $24.7 million on a linked-quarter basis to $38.6 million, representing 0.14% of average loans (non-annualized) in the first three months of the year. Multi-family and CRE loans represented $26.0 million and $7.1 million, respectively, of the first quarter-end total, while ADC, one-to-four family, and other loans accounted for $665,000, $42,000, and $4.8 million, respectively.

Reflecting management’s assessment of the allowance for losses on non-covered loans, the Company recorded a $26.0 million loan loss provision in the current first quarter, up from $17.0 million and $20.0 million, respectively, in the trailing and year-earlier three months. Reflecting the current first quarter provision and the quarter's net charge-offs, the allowance for losses on non-covered loans totaled $146.3 million, representing 23.72% of non-performing non-covered loans, at March 31, 2011.

Securities

Securities totaled $4.8 billion in the current first quarter, representing 11.7% of total assets, a modest increase from the balance at December 31, 2010. While available-for-sale securities declined $162.2 million during this time, to $490.8 million, the balance of held-to-maturity securities rose $168.3 million to $4.3 billion.

Funding Sources

Deposits rose $389.1 million over the course of the quarter to $22.2 billion, representing 54.1% of total assets at March 31st. While core deposits (i.e., NOW and money market accounts, savings accounts, and non-interest-bearing accounts) rose $770.7 million during this time, to $14.7 billion, deposit growth was somewhat tempered by a $381.6 million reduction in certificates of deposit ("CDs") to $7.5 billion. Core deposits thus represented 66.4% of total deposits, while CDs represented the remaining 33.6%. The decline in CDs was largely strategic in nature, reflecting management's unwillingness to compete for such deposits by paying higher rates of interest on such accounts.

The balance of borrowed funds also declined over the course of the quarter, by $516.6 million to $13.0 billion at March 31st. Wholesale borrowings accounted for the bulk of the reduction, having declined to $12.0 billion from $12.5 billion over the three-month period. Wholesale borrowings thus represented 29.2% of total assets, down from 30.3% at December 31, 2010.

Stockholders’ Equity

Stockholders’ equity totaled $5.5 billion at March 31, 2011, representing a $14.4 million increase from the balance at December 31, 2010. The March 31st amount was equivalent to 13.50% of total assets, reflecting an eight-basis point increase, while book value per share declined $0.02 to $12.67.

Tangible stockholders' equity rose $21.8 million linked-quarter, to $3.0 billion, representing 7.87% of tangible assets, an eight-basis point increase from the measure at December 31st. Excluding AOCL from the calculation, the ratio of adjusted tangible equity to adjusted tangible assets rose nine basis points linked-quarter, to 7.99% at March 31, 2011. (3)

The Company’s subsidiary banks also reported solid levels of capital at the close of the current first quarter, and continued to exceed the requirements for classification as “well capitalized” institutions under the FDIC Improvement Act. At March 31, 2011, New York Community Bank had a leverage capital ratio of 8.96%, exceeding the minimum required for “well capitalized” classification by 396 basis points. At the same date, New York Commercial Bank had a leverage capital ratio of 11.79%, exceeding the minimum required for such classification by 679 basis points.

Earnings Summary for the Three Months Ended March 31, 2011

The Company generated net income of $123.2 million, or $0.28 per diluted share, in the current first quarter, as compared to $149.8 million, or $0.34 per diluted share, in the trailing quarter and $124.1 million, or $0.29 per diluted share, in the first quarter of 2010.

In the first quarter of 2011, the Company recorded a $10.0 million pre-tax gain on the sale of securities that added $6.0 million to earnings on an after-tax basis and $0.01 to diluted earnings per share. Absent this gain, the Company generated operating earnings of $117.2 million in the current first quarter, equivalent to $0.27 per diluted share.(2)

In the trailing quarter, the Company recorded a $22.4 million pre-tax gain on the sale of securities that added $13.5 million to earnings on an after-tax basis and $0.03 to diluted earnings per share. Absent this gain, which was tempered by after-tax acquisition-related costs of $3.8 million, or $0.01 per diluted share, the Company generated operating earnings of $140.1 million in the trailing quarter, equivalent to $0.32 per diluted share.(2)

In the first quarter of 2010, the Company recorded GAAP and operating earnings of $124.1 million and $125.9 million, respectively, both of which were equivalent to $0.29 per diluted share. The modest difference between the Company's first quarter 2010 GAAP and operating earnings was attributable to pre-tax acquisition-related costs of $2.7 million, which were equivalent to $1.7 million after-tax.(2)

Net Interest Income

The Company generated net interest income of $303.3 million in the current first quarter, representing a year-over-year increase of $8.7 million and a linked-quarter reduction of $1.7 million.

Among the factors contributing to the year-over-year increase were an $18.4 million rise in prepayment penalty income, primarily reflecting an increase in refinancing activity in the Company's multi-family lending niche, and the continued decline in its cost of funds.

Among the factors contributing to the linked-quarter decline was a marked reduction in the average balance of one-to-four family loans held for sale, which impacted the average balance of loans and interest-earning assets, together with a decline in the average yield on loans.

Year-Over-Year Comparison

The year-over-year increase in net interest income was the net effect of an $11.5 million decline in interest income to $470.9 million and a $20.1 million decline in interest expense to $167.7 million.

Loans generated interest income of $415.9 million in the current first quarter, representing a $2.3 million increase from the year-earlier amount. The increase was the net effect of a $201.3 million rise in the average balance of loans to $28.5 billion and a one-basis point decline in the average yield to 5.84%. Prepayment penalty income contributed $19.6 million to interest income in the current first quarter in contrast to $1.3 million in the year-earlier three months.

The benefit of the increase in the interest income generated by loans was exceeded by the impact of a $13.7 million decline in the interest income produced by securities and money market investments to $55.0 million, as the average balance of such assets declined $867.9 million to $5.2 billion and the average yield declined by 30 basis points to 4.25%.

As a result of these factors, the average balance of interest-earning assets fell $666.6 million year-over-year to $33.7 billion, accompanied by a two-basis point decline in the average yield to 5.60%.

The year-over-year decline in interest expense was the net effect of a $2.0 billion reduction in the average balance of interest-bearing liabilities to $33.0 billion and an 11-basis point reduction in the average cost of funds to 2.06%. Interest-bearing deposits generated interest expense of $42.3 million in the current first quarter, down $17.5 million from the year-earlier level, primarily reflecting a $10.6 million decrease in the interest expense produced by CDs. Year-over-year, the average balance of CDs declined by $1.3 billion to $7.6 billion, while the average cost of such funds fell 27 basis points to 1.43%.

The interest expense produced by borrowed funds fell $2.6 million year-over-year, to $125.4 million, the net effect of an $861.1 million decline in the average balance to $13.0 billion, and a 16-basis point increase in the average cost of such funds to 3.89%.

Linked-Quarter Comparison

The modest linked-quarter decline in net interest income was the net effect of a $9.9 million decrease in interest income and an $8.1 million decrease in interest expense.

During the quarter, the interest income produced by securities and money market investments rose $3.0 million, as the average balance of such assets increased by $369.9 million, tempering the impact of a seven-basis point drop in the average yield. However, the interest income produced by loans fell $12.9 million over the course of the quarter, as the benefit of a $4.5 million increase in prepayment penalty income was exceeded by the impact of a $602.9 million decline in the average balance and a five-basis point drop in the average yield. Reflecting these factors, the average balance of interest-earning assets fell $233.0 million in the current first quarter, and the average yield fell seven basis points.

The linked-quarter decline in interest expense reflects a $149.5 million decrease in the average balance of interest-bearing liabilities and a four-basis point reduction in the average cost of funds. During the quarter, the interest expense produced by interest-bearing deposits fell by $3.8 million, as the average balance declined by $52.7 million and the average cost dropped by five basis points. Similarly, the interest expense produced by borrowed funds fell $4.3 million during the quarter, as the average balance of such funds declined by $96.9 million and the average cost declined by three basis points.

Interest Rate Spread and Net Interest Margin

In the first quarter of 2011, the Company’s interest rate spread and net interest margin were impacted by the same factors that impacted its net interest income. At 3.54%, the Company's spread was three basis points narrower than the trailing-quarter measure but nine basis points wider than the year-earlier spread. Similarly, the Company's margin was three basis points narrower on a linked-quarter basis, but 17 basis points wider than the measure in the first quarter of 2010.

Prepayment penalty income added 23 basis points to the Company's spread and margin in the current first quarter, in contrast to 18 basis points in the fourth quarter of 2010. In the first quarter of 2010, prepayment penalty income added one basis point to the Company’s spread and two basis points to its margin.

Provision for Losses on Non-Covered Loans

The provision for losses on non-covered loans is based on management’s assessment of the adequacy of the allowance for losses on non-covered loans which, in turn, is based on its evaluation of inherent losses in the non-covered loan portfolio in accordance with GAAP. This evaluation considers several factors, including the current and historical performance of the non-covered loan portfolio; its inherent risk characteristics; the level of non-performing non-covered loans and charge-offs; delinquency levels and trends; local economic and market conditions; declines in real estate values; and the levels of unemployment and vacancy rates.

The provision for losses on non-covered loans was $26.0 million in the current first quarter, representing a $9.0 million increase from the trailing-quarter level and a $6.0 million increase from the year-earlier amount. Reflecting the current first quarter provision, and net charge-offs of $38.6 million, the allowance for loan losses was reduced to $146.3 million at March 31, 2011 from $158.9 million at December 31, 2010. The March 31st amount was equivalent to 23.72% of non-performing non-covered loans and 0.61% of total non-covered loans at that date.

Non-Interest Income

The Company has four ongoing sources of non-interest income: mortgage banking income; fee income; income from bank-owned life insurance (“BOLI”); and other income. Non-interest income from these ongoing sources totaled $48.6 million in the current first quarter, as compared to $69.5 million in the trailing quarter and $55.1 million in the first quarter of 2010.

These reductions were largely due to a decrease in mortgage banking income to $19.9 million from $40.4 million and $27.5 million, respectively, in the trailing and year-earlier three months. The linked-quarter reduction was primarily due to a $21.2 million decline in income from originations to $15.8 million, tempered by a $709,000 increase in income from servicing. The year-over-year reduction in mortgage banking income was the result of an $844,000 decrease in income from originations and a $6.8 million reduction in income from servicing.

The decline in mortgage banking income from originations had been expected, given the extent to which one-to-four family refinancing activity declined in the fourth quarter of 2010 and the first quarter of this year. The decline in refinancing activity was primarily due to an increase in residential mortgage interest rates over the quarter and continued weakness in the U.S. housing market.

While other income rose linked-quarter and year-over-year, to $9.9 million, fee income fell to $11.9 million over the corresponding periods.

In the first quarter of 2011, non-interest income also included a $10.0 million gain on the sale of certain securities, which was $12.4 million less than the gain on sale recorded in the fourth quarter of 2010. In addition to the $22.4 million gain, non-interest income was increased in the trailing quarter by FDIC indemnification income of $11.3 million. Reflecting these items, non-interest income totaled $58.6 million in the current first quarter, as compared to $103.3 million in the trailing quarter and $55.0 million in the first quarter of 2010.

Non-Interest Expense

Non-interest expense consists of operating expenses (comprised of compensation and benefits, occupancy and equipment, and general and administrative, or G&A, expenses); and the amortization of core deposit intangibles ("CDI").

In the first quarter of 2011, non-interest expense totaled $146.7 million, representing a linked-quarter reduction of $1.6 million and a year-over-year increase of $10.0 million. Operating expenses accounted for $139.3 million of the current first quarter total, reflecting a linked-quarter decline of $1.3 million and a year-over-year increase of $10.5 million.

At $72.1 million, compensation and benefits expense accounted for the bulk of operating expenses, and was up $4.8 million and $5.2 million, respectively, from the trailing-quarter and year-earlier amounts. At $21.9 million, occupancy and equipment expense was fairly consistent with the levels recorded in the trailing and year-earlier quarters. Although G&A expense rose $5.0 million year-over-year, to $45.3 million, the linked-quarter comparison reflects a $5.8 million decline. In the trailing-quarter, G&A expense included acquisition-related costs of $6.3 million.

The year-over-year increase in compensation and benefits expense largely reflects normal salary increases, stock award grants, and the impact of the FDIC-assisted acquisition of Desert Hills on March 26, 2010. The year-over-year increase in G&A expense largely reflects the expansion of the Company's branch network and an increase in expenses in connection with the management and sale of OREO.

Also included in G&A expense are the Company's FDIC deposit insurance premiums, which totaled $11.9 million in the first three months of this year. Reflecting a legislated change in the manner in which FDIC deposit insurance premiums are calculated, the Company's FDIC insurance premiums are subject to an increase, effective April 1st.

Income Tax Expense

Income tax expense totaled $66.0 million in the current first quarter, representing a linked-quarter decrease of $15.2 million and a year-over-year decrease of $2.7 million. Pre-tax income fell $41.9 million to $189.2 million on a linked-quarter basis and was down $3.7 million year-over-year. In addition, the effective tax rate declined to 34.9% in the current first quarter from 35.1% and 35.6%, respectively, in the trailing and year-earlier three months.

About New York Community Bancorp, Inc.

With assets of $41.0 billion at March 31, 2011, New York Community Bancorp, Inc. is the 22nd largest bank holding company in the nation and a leading producer of multi-family mortgage loans in New York City, with an emphasis on apartment buildings that feature below-market rents. The Company has two bank subsidiaries: New York Community Bank, a thrift with 242 branches serving customers throughout Metro New York, New Jersey, Ohio, Florida, and Arizona; and New York Commercial Bank, with 34 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of acquisitions, the Community Bank operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank in Queens; Roslyn Savings Bank on Long Island; Richmond County Savings Bank on Staten Island; Roosevelt Savings Bank in Brooklyn; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, the Commercial Bank operates 17 of its branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Release Conference Call

The Company will host a conference call on Tuesday, April 19, 2011, at 9:30 a.m. (Eastern Time) to discuss its performance and strategies in the three months ended March 31, 2011. The conference call may be accessed by dialing 800-862-9098 (for domestic calls) or 785-424-1051 (for international calls) and providing the following access code: 1Q11NYCB. A replay will be available approximately two hours following completion of the call through midnight on April 23rd, and may be accessed by calling 800-374-0328 (domestic) or 402-220-0663 (international) and providing the same access code. The conference call also will be webcast, and may be accessed by visiting ir.myNYCB.com. The webcast will be archived through 5:00 p.m. on May 17, 2011.

Earnings Release Dates in 2011

The Company currently expects to issue its earnings releases for the second and third quarters of 2011 on the following dates: 2nd Quarter - Thursday, July 21, 2011, and 3rd Quarter - Wednesday, October 19, 2011. Earnings release dates and conference call details will be announced, and posted to the Company’s web site, during the last week of June and September.

Forward-Looking Statements

This earnings release and the associated conference call include forward-looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward-looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward-looking statements. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward-looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; our ability to retain key members of management; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

Greater detail regarding some of these factors is provided in our Form 10-K for the year ended December 31, 2010 and our Forms 10-Q for the quarters ended March 31, June 30, and September 30, 2010, including in the Risk Factors section of those and other SEC reports. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release, our conference call, during investor presentations, or in our SEC filings, which are accessible on our web site and at the SEC’s web site, www.sec.gov.

- Financial Statements and Highlights Follow -

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION
(in thousands, except share data)

	March 31,	December 31,
	2011	2010
	(unaudited)
Assets
Cash and cash equivalents	$2,351,729	$1,927,542
Securities:
Available-for-sale	490,779	652,956
Held-to-maturity	4,304,218	4,135,935
Total securities	4,794,997	4,788,891
Loans held for sale	507,461	1,207,077
Non-covered mortgage loans held for investment:
Multi-family	16,893,236	16,801,868
Commercial real estate	5,701,409	5,438,270
Acquisition, development, and construction	554,389	569,193
One-to-four family	155,813	170,392
Total non-covered mortgage loans held for investment	23,304,847	22,979,723
Non-covered other loans held for investment	719,886	727,771
Total non-covered loans held for investment	24,024,733	23,707,494
Less: Allowance for losses on non-covered loans	(146,306)	(158,942)
Non-covered loans held for investment, net	23,878,427	23,548,552
Covered loans	4,141,082	4,297,869
Less: Allowance for losses on covered loans	(11,903)	(11,903)
Covered loans, net	4,129,179	4,285,966
Total loans, net	28,515,067	29,041,595
Federal Home Loan Bank stock, at cost	422,731	446,014
Premises and equipment, net	246,975	233,694
FDIC loss share receivable	777,183	814,088
Goodwill	2,436,159	2,436,159
Core deposit intangibles, net	70,349	77,734
Other assets (includes $81,197 of other real estate owned (“OREO”) covered by FDIC loss sharing agreements at March 31, 2011)	1,431,754	1,424,972
Total assets	$41,046,944	$41,190,689

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$8,919,226	$8,235,825
Savings accounts	3,949,970	3,885,785
Certificates of deposit	7,453,547	7,835,161
Non-interest-bearing accounts	1,875,404	1,852,280
Total deposits	22,198,147	21,809,051
Borrowed funds:
Wholesale borrowings	11,984,163	12,500,659
Junior subordinated debentures	426,903	426,992
Other borrowings	608,496	608,465
Total borrowed funds	13,019,562	13,536,116
Other liabilities	288,649	319,302
Total liabilities	35,506,358	35,664,469
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; none issued)	--	--
Common stock at par $0.01 (600,000,000 shares authorized; 437,341,143 and 435,646,845 shares issued and outstanding, respectively)	4,373	4,356
Paid-in capital in excess of par	5,290,868	5,285,715
Retained earnings	295,866	281,844
Accumulated other comprehensive loss, net of tax:
Net unrealized gain on securities available for sale, net of tax	7,010	12,600
Net unrealized loss on the non-credit portion of other-than-temporary impairment (“OTTI”) losses, net of tax	(20,552)	(20,572)
Pension and post-retirement obligations, net of tax	(36,979)	(37,723)
Total accumulated other comprehensive loss, net of tax	(50,521)	(45,695)
Total stockholders’ equity	5,540,586	5,526,220
Total liabilities and stockholders’ equity	$41,046,944	$41,190,689

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended March 31,
	2011	2010
Interest Income:
Mortgage and other loans	$415,942	$413,675
Securities and money market investments	54,981	68,703
Total interest income	470,923	482,378

Interest Expense:
NOW and money market accounts	11,154	16,431
Savings accounts	4,127	5,745
Certificates of deposit	26,974	37,553
Borrowed funds	125,416	128,065
Total interest expense	167,671	187,794
Net interest income	303,252	294,584
Provision for loan losses	26,000	20,000
Net interest income after provision for loan losses	277,252	274,584

Non-Interest Income:
Fee income	11,899	13,965
Bank-owned life insurance	6,889	7,401
Net gain (loss) on sale of securities	9,992	(8)
Mortgage banking income	19,938	27,533
Other income	9,892	6,153
Total non-interest income	58,610	55,044

Non-Interest Expense:
Operating expenses:
Compensation and benefits	72,068	66,900
Occupancy and equipment	21,940	21,665
General and administrative	45,309	40,290
Total operating expenses	139,317	128,855
Amortization of core deposit intangibles	7,385	7,892
Total non-interest expense	146,702	136,747
Income before income taxes	189,160	192,881
Income tax expense	65,984	68,732
Net Income	$123,176	$124,149

Basic earnings per share	$0.28	$0.29
Diluted earnings per share	$0.28	$0.29

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP AND OPERATING EARNINGS
(unaudited)

Although operating earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), we believe that operating earnings are an important indication of our ability to generate earnings through our fundamental banking business. Since operating earnings exclude the effects of certain items that are unusual and/or difficult to predict, we believe that our operating earnings provide useful supplemental information to both management and investors in evaluating our financial results.

Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate our operating earnings may differ from that of other companies reporting measures with similar names.

Reconciliations of our GAAP and operating earnings for the three months ended March 31, 2011, December 31, 2010, and March 31, 2010 follow:

	For the Three Months Ended
	March 31,	Dec. 31,	March 31,
(in thousands, except per share data)	2011	2010	2010
GAAP Earnings	$123,176	$149,832	$124,149
Adjustments to GAAP earnings:
Gain on sales of securities	(9,992)	(22,438)	--
Acquisition-related costs	--	6,317	2,682
Income tax effect	4,016	6,422	(956)
Operating earnings	$117,200	$140,133	$125,875

Diluted GAAP Earnings per Share	$0.28	$0.34	$0.29
Adjustments to diluted GAAP earnings per share:
Gain on sales of securities	(0.01)	(0.03)	--
Acquisition-related costs	--	0.01	--
Diluted operating earnings per share	$0.27	$0.32	$0.29

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATION OF GAAP AND CASH EARNINGS
(unaudited)

Although cash earnings are not a measure of performance calculated in accordance with GAAP, we believe that they are important because of their contribution to tangible stockholders’ equity. (Please see the discussion and reconciliations of stockholders’ equity and tangible stockholders’ equity that appear on the following page.) We calculate cash earnings by adding back to GAAP earnings certain items that have been charged against them but that are added to, rather than subtracted from, tangible stockholders’ equity. For this reason, we believe that cash earnings are useful to investors seeking to evaluate our financial performance and to compare our performance with other companies in the banking industry that also report cash earnings.

Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate cash earnings may differ from that of other companies reporting measures with similar names.

Reconciliations of our GAAP and cash earnings for the three months ended March 31, 2011, December 31, 2010, and March 31, 2010 follow:

(in thousands, except per share data)	For the Three Months Ended
	March 31, 2011	Dec. 31, 2010	March 31, 2010
GAAP Earnings	$123,176	$149,832	$124,149
Additional contributions to tangible stockholders’ equity:(1)
Amortization and appreciation of shares held in stock-related benefit plans	3,612	3,880	4,057
Associated tax effects	1,639	815	657
Dividends on unallocated ESOP shares	--	74	75
Amortization of core deposit intangibles	7,385	7,673	7,892
Total additional contributions to tangible stockholders’ equity (1)	12,636	12,442	12,681
Cash earnings	$135,812	$162,274	$136,830

Diluted GAAP Earnings per Share	$0.28	$0.34	$0.29
Additional contributions to diluted GAAP earnings per share:
Amortization and appreciation of shares held in stock-related benefit plans	0.01	0.01	0.01
Associated tax effects	--	--	--
Dividends on unallocated ESOP shares	--	--	--
Amortization of core deposit intangibles	0.02	0.02	0.02
Total additional contributions to diluted GAAP earnings per share	0.03	0.03	0.03
Diluted cash earnings per share	$0.31	$0.37	$0.32

Cash Earnings Data:
Cash return on average assets	1.33%	1.58%	1.29%
Cash return on average tangible assets (1)	1.42	1.68	1.37
Cash return on average stockholders’ equity	9.86	11.75	10.20
Cash return on average tangible stockholders’ equity (1)	18.10	21.61	19.38
Cash efficiency ratio (2)	37.50	33.50	35.69

(1)	Please see the reconciliations of stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related measures that appear on the following page.
(2)

We calculate our cash efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income after excluding the pertinent non-cash items from our operating expenses and non-interest income.

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF STOCKHOLDERS’ EQUITY AND TANGIBLE STOCKHOLDERS’ EQUITY,
TOTAL ASSETS AND TANGIBLE ASSETS, AND THE RELATED MEASURES
(unaudited)

Although tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, and adjusted tangible assets are not measures that are calculated in accordance with GAAP, management uses these non-GAAP measures in their analysis of our performance. We believe that these non-GAAP measures are an important indication of our ability to grow both organically and through business combinations, and, with respect to tangible stockholders’ equity and adjusted tangible stockholders’ equity, our ability to pay dividends and to engage in various capital management strategies.

Neither tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, nor the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate our tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, and the related measures may differ from that of other companies reporting measures with similar names.

Reconciliations of our stockholders’ equity, tangible stockholders’ equity, and adjusted tangible stockholders’ equity; total assets, tangible assets, and adjusted tangible assets; and the related measures at or for the three months ended March 31, 2011 and December 31, 2010 follow:

	At or for the
	Three Months Ended
	March 31,	Dec. 31,
	2011	2010
(in thousands)
Total Stockholders’ Equity	$5,540,586	$5,526,220
Less: Goodwill	(2,436,159)	(2,436,159)
Core deposit intangibles	(70,349)	(77,734)
Tangible stockholders’ equity	$3,034,078	$3,012,327

Total Assets	$41,046,944	$41,190,689
Less: Goodwill	(2,436,159)	(2,436,159)
Core deposit intangibles	(70,349)	(77,734)
Tangible assets	$38,540,436	$38,676,796

Tangible Stockholders’ Equity	$3,034,078	$3,012,327
Add back: Accumulated other comprehensive loss, net of tax	50,521	45,695
Adjusted tangible stockholders’ equity	$3,084,599	$3,058,022

Tangible Assets	$38,540,436	$38,676,796
Add back: Accumulated other comprehensive loss, net of tax	50,521	45,695
Adjusted tangible assets	$38,590,957	$38,722,491

Average Stockholders’ Equity	$5,511,970	$5,522,942
Less: Average goodwill and core deposit intangibles	(2,511,349)	(2,519,028)
Average tangible stockholders’ equity	$3,000,621	$3,003,914

Average Assets	$40,713,044	$41,047,792
Less: Average goodwill and core deposit intangibles	(2,511,349)	(2,519,028)
Average tangible assets	$38,201,695	$38,528,764

Net Income	$123,176	$149,832
Add back: Amortization of core deposit intangibles, net of tax	4,431	4,681
Adjusted net income	$127,607	$154,513

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Three Months Ended March 31,
2011	2010
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$28,491,025	$415,942	5.84%	$28,289,706	$413,675	5.85%
Securities and money market investments	5,176,631	54,981	4.25	6,044,545	68,703	4.55
Total interest-earning assets	33,667,656	470,923	5.60	34,334,251	482,378	5.62
Non-interest-earning assets	7,045,388	8,178,813
Total assets	$40,713,044	$42,513,064
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$8,430,376	$11,154	0.54%	$8,363,939	$16,431	0.80%
Savings accounts	3,910,617	4,127	0.43	3,820,433	5,745	0.61
Certificates of deposit	7,642,160	26,974	1.43	8,977,527	37,553	1.70
Total interest-bearing deposits	19,983,153	42,255	0.86	21,161,899	59,729	1.14
Borrowed funds	13,047,968	125,416	3.89	13,909,058	128,065	3.73
Total interest-bearing liabilities	33,031,121	167,671	2.06	35,070,957	187,794	2.17
Non-interest-bearing deposits	1,811,249	1,696,176
Other liabilities	358,704	381,693
Total liabilities	35,201,074	37,148,826
Stockholders’ equity	5,511,970	5,364,238
Total liabilities and stockholders’ equity	$40,713,044	$42,513,064
Net interest income/interest rate spread	$303,252	3.54%	$294,584	3.45%
Net interest margin	3.58%	3.41%
Ratio of interest-earning assets to interest-bearing liabilities	1.02	x	0.98	x

Core deposits (1)	$14,152,242	$15,281	0.44%	$13,880,548	$22,176	0.65%

(1)	Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Three Months Ended
March 31, 2011	December 31, 2010
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$28,491,025	$415,942	5.84%	$29,093,967	$428,850	5.89%
Securities and money market investments	5,176,631	54,981	4.25	4,806,688	51,949	4.32
Total interest-earning assets	33,667,656	470,923	5.60	33,900,655	480,799	5.67
Non-interest-earning assets	7,045,388	7,147,137
Total assets	$40,713,044	$41,047,792
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$8,430,376	$11,154	0.54%	$8,209,423	$11,605	0.56%
Savings accounts	3,910,617	4,127	0.43	3,892,312	4,464	0.46
Certificates of deposit	7,642,160	26,974	1.43	7,934,080	29,989	1.50
Total interest-bearing deposits	19,983,153	42,255	0.86	20,035,815	46,058	0.91
Borrowed funds	13,047,968	125,416	3.89	13,144,827	129,751	3.92
Total interest-bearing liabilities	33,031,121	167,671	2.06	33,180,642	175,809	2.10
Non-interest-bearing deposits	1,811,249	1,963,577
Other liabilities	358,704	380,631
Total liabilities	35,201,074	35,524,850
Stockholders’ equity	5,511,970	5,522,942
Total liabilities and stockholders’ equity	$40,713,044	$41,047,792
Net interest income/interest rate spread	$303,252	3.54%	$304,990	3.57%
Net interest margin	3.58%	3.61%
Ratio of interest-earning assets to interest-bearing liabilities	1.02	x	1.02	x

Core deposits (1)	$14,152,242	$15,281	0.44%	$14,065,312	$16,069	0.45%

(1)	Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(dollars in thousands, except share and per share data)
(unaudited)

	For the Three Months Ended March 31,
	2011	2010
GAAP EARNINGS DATA:
Net income	$123,176	$124,149
Basic earnings per share	0.28	0.29
Diluted earnings per share	0.28	0.29
Return on average assets	1.21%	1.17%
Return on average tangible assets (1)	1.34	1.29
Return on average stockholders’ equity	8.94	9.26
Return on average tangible stockholders’ equity (1)	17.01	18.26
Efficiency ratio (2)	38.50	36.85
Operating expenses to average assets	1.37	1.21
Interest rate spread	3.54	3.45
Net interest margin	3.58	3.41
Shares used for basic EPS computation	435,563,415	432,131,304
Shares used for diluted EPS computation	436,413,349	432,446,674

OPERATING EARNINGS DATA: (3)
Operating earnings	$117,200	$125,875
Basic operating earnings per share	0.27	0.29
Diluted operating earnings per share	0.27	0.29
Return on average assets	1.15%	1.18%
Return on average tangible assets (1)	1.27	1.31
Return on average stockholders’ equity	8.51	9.39
Return on average tangible stockholders’ equity (1)	16.21	18.51
Operating efficiency ratio (2)	39.59	36.09

(1)	Please see the reconciliations of stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related measures earlier in this release.
(2)

We calculate our GAAP and operating efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of GAAP and operating earnings earlier in this release.

(3)	Please see the reconciliations of GAAP and operating earnings earlier in this release.

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

	At or for the Three Months Ended
	March 31,	December 31,
	2011	2010
BALANCE SHEET DATA:
Book value per share	$12.67	$12.69
Tangible book value per share (1)	6.94	6.91
Stockholders’ equity to total assets	13.50%	13.42%
Tangible stockholders’ equity to tangible assets (1)	7.87	7.79
Tangible stockholders’ equity to tangible assets excluding accumulated other comprehensive loss, net of tax (1)	7.99	7.90

ASSET QUALITY RATIOS:
Non-performing non-covered loans to total loans	2.19%	2.23%
Non-performing non-covered assets to total assets	1.58	1.58
Allowance for losses on non-covered loans to non-performing non- covered loans	23.72	25.45
Allowance for losses on non-covered loans to total non-covered loans	0.61	0.67
Net charge-offs during the period to average loans outstanding during the period	0.14	0.05
Net charge-offs during the period to the average allowance for losses on non-covered loans during the period	24.39	8.91

(1)	Please see the reconciliations of stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related measures earlier in this release.

Footnotes to the Text

(1)	Please see the reconciliations of our GAAP and cash earnings that appear elsewhere in this release.
(2)	Please see the reconciliations of our GAAP and operating earnings that appear elsewhere in this release.
(3)	Please see the reconciliations of our stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related measures that appear elsewhere in this release.
(4)

We calculate our GAAP and operating efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of GAAP and operating earnings that appear elsewhere in this release.

CONTACT:
New York Community Bancorp, Inc.
Ilene A. Angarola, 516-683-4420
Executive Vice President & Director,
Investor Relations & Corp. Communications